Exhibit 99.1

Sprinklr Appoints Rory Read as President & Chief Executive Officer; Founder Ragy Thomas Continues as Chairman of the Board

Mr. Read will join as President, CEO and Board Member to help accelerate Sprinklr’s next phase of growth and scale.

NEW YORK, NY — November 5, 2024 – Sprinklr (NYSE: CXM), the unified customer experience management (Unified-CXM) platform for modern enterprises, today announced the appointment of Rory Read as President & Chief Executive Officer and a member of its Board of Directors, effective November 5, 2024. Mr. Read will succeed Ragy Thomas, who will transition from his Co-CEO role to Advisor to the CEO and work closely with Mr. Read while continuing to serve as Founder and Chairman of the Board. Trac Pham will transition from his Co-CEO and Board of Directors roles at Sprinklr to an advisory role.

Mr. Read brings decades of global technology industry leadership from brands such as Vonage, Dell, Boomi, Virtustream, AMD, IBM, and Lenovo, including leading the historic integration of Dell and EMC that created Dell Technologies, which became the world’s largest privately controlled technology company at that time. He joins Sprinklr from Vonage, where he was Chief Executive Officer and President from 2020 to 2024, which was acquired by Ericsson in July of 2022 for $6.2B.

“Rory is an exceptional leader with proven expertise in driving transformational change and sustainable growth within the tech and SaaS industry,” said Sprinklr Founder, Advisor to the CEO and Chairman of the Board, Ragy Thomas. “Over many months, Trac and I have worked in tight partnership to stabilize the business, rigorously assess our needs, and identify the right leader to advance Sprinklr’s mission and position us for scalable growth. Rory has an impressive track record as a transformational CEO, with an ability to unify teams, foster innovation, and create substantial value for employees, customers, partners and stockholders. With Rory’s leadership, we believe that Sprinklr is uniquely positioned to help our customers accelerate their own transformation with an innovative AI-powered platform that can deliver tangible value and exceptional customer experiences.”

“We extend our deep gratitude to Trac for his exceptional partnership and dedication,” Mr. Thomas continued. “His leadership has been invaluable, providing thoughtful counsel and strategic guidance to strengthen our direction. Trac’s contributions have helped us to establish a strong foundation for Rory to build from, setting the stage for our next chapter of growth.”

“I am honored that Ragy, Trac and the Board have entrusted me to lead Sprinklr through our next phase of growth and scale,” said Mr. Read. “Sprinklr is an impressive company with a unique combination of leading disruptive technology, world-class customers and partners, passionate team members across the globe, and an innovative customer-focused culture.”

Mr. Read continued, “I see a tremendous future ahead for Sprinklr and believe in our ability to build and execute a strong strategic vision that will bring tangible value to customers with our AI-powered platform. I look forward to working with Ragy and the Board, the leadership team, and all our talented Sprinklr team members to write our next chapter of growth and value creation as we realize our full potential as a world-class industry changing enterprise software company.”

About Rory P. Read

Rory P. Read most recently served as Chief Executive Officer of Vonage Holdings Corp. from July 2020 until March 2024. While there, he was responsible for building an industry leading communications platform leveraging powerful CPaaS, CCaaS, and UCaaS technology to help its customers win. In July 2022, he was also named Senior Vice President of Ericsson and head of its Business Area Global Communications Platform following Ericsson’s acquisition of Vonage for $6.2 billion.

Previously, from April 2015 to June 2020, Mr. Read served as Chief Operating Executive of Dell Technologies, an innovative technology provider, where his executive leadership strength and operational expertise were key to driving transformative change and execution excellence. From October 2015 to May 2018, Mr. Read served as Chief Integration Officer at Dell, where he played a lead role in the largest tech merger in history— the $67 billion merger of Dell and EMC in 2016.

From April 2018 to June 2020, Mr. Read also served as President and CEO of Virtustream, a Dell Technologies business, where he oversaw the strategic direction of the Company and was responsible for extending Virtustream’s market leadership position as a trusted, enterprise-class cloud service and software partner for mission critical workloads. In addition, Mr. Read served as Executive Vice President of SaaS integration platform leader Dell Boomi from February 2016 to June 2020, helping drive rapid growth and market share gains in this critical integration platform segment.

Before joining Dell, Mr. Read served as Chief Executive Officer, President and a member of the Board of Directors of Advanced Micro Devices, Inc. (“AMD”) from August 2011 to October 2014. During his tenure, he diversified the company’s portfolio to produce $2 billion in revenue from new businesses, initiated the next-generation Zen chip architecture and restructured AMD’s debt profile, returning the company to profitability.

From August 2006 to August 2011, Mr. Read served in various roles at Lenovo Group Ltd., including as Chief Operating Officer and President, where he was responsible for driving growth, execution, profitability and performance across a Global 500 enterprise encompassing more than 160 countries.

Prior to Lenovo, Mr. Read spent 23 years at IBM, serving in various leadership roles.

Mr. Read graduated Magna Cum Laude with a bachelor’s degree in information sciences from Hartwick College in Oneonta, New York.

About Sprinklr

Sprinklr is a leading enterprise software company for all customer-facing functions. With advanced AI, Sprinklr’s unified customer experience management (Unified-CXM) platform helps companies deliver human experiences to every customer, every time, across any modern channel. Headquartered in New York City with employees around the world, Sprinklr works with more than 1,800 valuable enterprises — global brands like Microsoft, P&G, Samsung and more than 60% of the Fortune 100. Sprinklr’s value to the enterprise is simple: We un-silo teams to make customers happier.

Forward Looking Statements

This press release contains forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential benefits of appointing Rory Read as Sprinklr’s President & Chief Executive Officer. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including (i) the risk that the potential benefits of Mr. Read’s appointment are not realized and (ii) risks, uncertainties and contingencies that may apply to Sprinklr’s business. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2024, under the caption “Risk Factors,” and in other filings that we make from time to time with the SEC. Sprinklr does not undertake to update any forward-looking statements or information, including those contained in this press release.

Press Contact

Austin DeArman

pr@sprinklr.com